Exhibit 99.1

NEWS RELEASE

Pacific Biosciences Names David Botstein, Ph.D. to its Board of Directors

MENLO PARK, Calif., — July 23, 2012 — Pacific Biosciences of California, Inc. (NASDAQ:PACB) provider of the PacBio® RS High Resolution Genetic Analyzer, today announced the appointment of David Botstein, Ph.D., Director of the Lewis-Sigler Institute for Integrative Genomics and Anthony B. Evnin Professor of Genomics at Princeton University, to its Board of Directors.

Dr. Botstein has served in his current role at Princeton since 2003. From 1990-2003 he was Chairman of the Department of Genetics at Stanford University. Previously, he was Vice President for Science at Genentech, and today serves on Genentech’s Scientific Resource Board. He is a member of the National Academy of Sciences and the Institute of Medicine, and has received numerous awards for his achievements in science.

Dr. Botstein has made fundamental contributions to modern genetics, including the discovery of many yeast and bacterial genes and the establishment of key techniques that are commonly used today. In 1980, Botstein and three colleagues proposed a method for mapping genes that laid the groundwork for the Human Genome Project.

“We are moving toward an exciting era where the cost of producing sequencing information is going down, and now the emergence of the high-quality, multi-kilobase sequence will be a double game changer,” said Dr. Botstein. “Even with today’s advanced sequencers, a lot of good biology is being left on the table because we cannot fully assemble genomes for the many organisms for which there is no reference, or because we are missing difficult to sequence regions of critical variation. Pacific Biosciences’ long-read technology offers the field something that currently does not otherwise exist — the ability to create high quality de novo assemblies, improve re-assemblies for complex organisms, and understand DNA modifications within sequences.”

Michael Hunkapiller, Chairman and Chief Executive Officer of Pacific Biosciences added, “David and I have a long history of collaboration based on our mutual interest in driving critical technologies that can open new avenues of scientific exploration. I am honored that he has accepted this position and is interested in being closely involved in ensuring the success of our Single Molecule, Real-Time technology in the research markets.”

For more information about Pacific Biosciences, please visit www.pacb.com, or follow us on Twitter: https://twitter.com/pacbio.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS High Resolution Genetic Analyzer to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to genetic information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Contacts:

Media:	Investors:
Nicole Litchfield	Trevin Rard
For Pacific Biosciences	Pacific Biosciences
415.793.6468	650.521.8450
nicole@bioscribe.com	ir@pacificbiosciences.com